Exhibit 99.2
December 14, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports November 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported November and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 1.0 percent increase in traffic on a 1.2 percent increase in capacity compared to November 2017. Load factor decreased 0.1 pt to 84.1 percent.

The following table shows the operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,676	3,627	1.4%	42,105	40,288	4.5%
Revenue passenger miles RPM (000,000) "traffic"	4,440	4,394	1.0%	50,184	47,832	4.9%
Available seat miles ASM (000,000) "capacity"	5,281	5,216	1.2%	59,874	56,596	5.8%
Passenger load factor	84.1%	84.2%	(0.1) pts	83.8%	84.5%	(0.7) pts

MAINLINE
Mainline reported a 0.6 percent decrease in traffic on a 0.3 percent decrease in capacity compared to November 2017. Load factor decreased 0.3 pts to 84.4 percent. Mainline also reported 81 percent of its flights arrived on time in November 2018, compared to 81.5 percent reported in November 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	2,813	2,851	(1.3)%	32,808	31,564	3.9%
RPMs (000,000)	4,011	4,034	(0.6)%	45,745	44,087	3.8%
ASMs (000,000)	4,752	4,764	(0.3)%	54,302	51,923	4.6%
Passenger load factor	84.4%	84.7%	(0.3) pts	84.2%	84.9%	(0.7) pts
On-time arrivals as reported to U.S. DOT	80.8%	81.5%	(0.7) pts	82.7%	78.7%	4.0 pts

REGIONAL
Regional traffic increased 19.2 percent on a 17.0 percent increase in capacity compared to November 2017. Load factor increased 1.5 points to 81.1 percent. Alaska's regional partners also reported 78.6 percent of its flights arrived on time in November 2018, compared to 85.1 percent in November 2017.

The following table shows regional operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	863	776	11.2%	9,297	8,724	6.6%
RPMs (000,000)	429	360	19.2%	4,439	3,745	18.5%
ASMs (000,000)	529	452	17.0%	5,572	4,673	19.2%
Passenger load factor	81.1%	79.6%	1.5 pts	79.7%	80.1%	(0.4) pts
On-time arrivals as reported to U.S. DOT	78.6%	85.1%	(6.5) pts	83.4%	87.6%	(4.2) pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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